Exhibit 99.1

                                  RISK FACTORS


Our business is subject to numerous risks, including but not limited to those set forth below. Our operations and performance could also be subject to risks that do not exist as of the date of this report but emerge hereafter as well as risks that we do not currently deem material.

Risks related to our operations

Our auditors have expressed doubt about our ability to continue as a going concern. If we do not generate substantial revenue from sales and are also unable to obtain capital from other resources, we will have to significantly curtail our operations or halt them entirely.

Our capital requirements for the development and commercialization of our technology, and our general operations have been and will continue to be significant. Historically, we have been dependent on financings to fund our development and working capital needs. As of December 31, 2000, we had only nominal cash and cash equivalents. We do not believe that our existing capital resources will be sufficient to support our operations in 2001. Accordingly, we will have to seek additional sources of capital through one or more activities, including the sale of debt or equity securities and/or the sale of assets. If we are unable to access sources of capital when and as required, we would have to severely restrict our operations or halt them entirely. The opinion of our auditors contains an explanatory paragraph regarding our ability to continue as a going concern.

We have experienced large losses during our development and, without market penetration of our products and improvements to our operating margins, we will not achieve profitability.

Since inception, we have incurred large net losses as set forth in the financial information included elsewhere in this report. We anticipate that we will continue to incur losses. We will not achieve profitable operations until we successfully obtain new sites for our product and generate revenues from these sources that are sufficient to offset the substantial up-front expenditures and operating costs associated with developing and commercializing our products. We may never be able to accomplish these objectives.

It will be difficult for you to evaluate us based on our past performance because we are a relatively new company with a limited operating history.

We have been engaged in the commercial sale of our virtual reality equipment and games for a relatively short period of time and, accordingly, have only limited financial results on which you can evaluate our company and operations. We are subject to, and may not be successful in addressing, the risks typically encountered by new enterprises and companies operating in the rapidly evolving computer oriented marketplace, including those risks relating to:

         o        the failure to develop brand name recognition and reputation;

         o        the failure to achieve market acceptance of our products; and

         o an inability to grow and adapt our business and technology to evolving consumer demand.

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Given our relatively limited resources, we may not be able to effectively compete in our target markets. These markets are characterized by competition and rapidly changing technology and alternative computer oriented entertainment. Our competitors include companies such as Sega, Midway, Nintendo and Atari. Our competitors have significantly greater financial and operating resources compared to us. Our ability to compete will be dependent on our ability to obtain financing, enhance and upgrade our technology in a timely manner and to effectively offer our target customers attractive and exciting products.

In addition to our own technology, we use the technology of others in the creation of our products.

Although our proprietary technology is the foundation of our products, we also use the technology of other companies in the creation and delivery of our products. Accordingly, any delay or termination by any of these third-party providers in the provision of their technologies to us because our failure or perceived inability to pay such vendors or otherwise could cause a disruption in the commercial distribution of our own products. Further, any material increases in the prices these providers charge us for use of their technologies could force us to increase the prices we charge for our own products or possibly make the creation and distribution of our products no longer economically feasible or desirable. We cannot assure you that any of these companies will continue to provide their technology to us in an efficient, timely and cost-effective manner. An interruption in or termination in our access to any necessary third party technologies, and our subsequent inability to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on our business and financial condition.

In order to be successful, we must be able to enhance our existing technology and products and develop and introduce new products and services to stimulate and respond to changing market demand.

The development and enhancement of products entails significant risks, including:

         o the inability to effectively adapt new technologies to our business;

         o the inability to develop, introduce and market any produce and product enhancements successfully or on a timely basis; and

         o the nonacceptance by the market of such virtual reality products.

Risks related to our common stock

Possible issuances of our capital stock would cause dilution to our existing shareholders.

While we currently have approximately 18,758,600 shares of common stock outstanding, we are authorized to issue up to 75,000,000 shares of common stock. Therefore, we will be able to issue a substantial number of additional shares without obtaining shareholder approval. In the event we elect to issue additional shares of common stock in connection with any financing, acquisition or otherwise, current shareholders could find their holdings substantially diluted, which means they will own a smaller percentage of our company.

We have announced our intention to issue additional stock as a stock dividend on a ten for one basis. The issuance of these shares is subject to stockholder approval of an amendment to our certificate of incorporation. These shares, if issued, may have an adverse effect on the trading market and price of the common stock and may impair our ability to raise additional capital.


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No cash dividends have been paid on our common stock.

To date, we have not paid any cash dividends on our common stock and we do not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements.

The market price of our common stock is very volatile.

The price of our common stock historically has been subject to wide price fluctuations. In addition, historically, the daily volume of our shares traded on the OTC Bulletin Board has been relatively small. Therefore, our shareholders may not always be able to sell their shares of common stock at the time they want or at the most advantageous price.

We are subject to "penny stock" regulations which may adversely impact the liquidity and price of our common stock.

Our common stock is deemed a "penny stock." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information on penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements could reduce the level of trading activity, if any, in the secondary market for our common stock. As a result of the foregoing, our shareholders may find it more difficult to sell their shares.





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